Exhibit 2iB3
                                                                  ATTACHMENT B-1

                               DEPOSIT AGREEMENT

         AGREEMENT made by and among Optelecom, Inc., a Delaware corporation ("Optelecom"), Paragon Audio Visual Limited, a United Kingdom company ("Paragon"), and David A. Brown, Mark D. Brown, Andrew S. Brown and Darren N. Brown (collectively, the "Browns") and Modeledge Limited, a United Kingdom company ("Modeledge").

         WHEREAS, Optelecom, Paragon, the Browns and Modeledge have entered into an Agreement of even date herewith providing for a reorganization involving the Company and Paragon (the "Master Agreement");

         WHEREAS, pursuant to Section 1.04 of the Master Agreement, the parties have agreed to deposit the Retirement Amount as defined therein in escrow pending a determination of certain legal and tax issues;

         NOW, THEREFORE, in consideration of the premises and the covenants herein, the parties agree as follows:

         1.  Retirement Amount.  The Retirement Amount shall be US$272,000.

         2. Deposit of Retirement Amount. At the closing under the Master Agreement, Optelecom shall deposit the Retirement Amount with Duane, Morris & Heckscher LLP as escrow agent ("Escrow Agent") by wire transfer into the following non-interest bearing escrow account:

        ABA: 031201467
        Bank Name: First Union National Bank
        Account Name: Duane, Morris & Heckscher LLP Iolta Account
        Account No.: 2000073771872
        Attention: Henry F. Bullit

         3. Disbursements from Escrow. The Escrow Agent shall at all times have authority to pay over and disburse the Retirement Amount in accordance with joint written instructions executed by Optelecom and by either David A. Brown or Andrew S. Brown ("Written Instructions").

         4. Disbursement Event. Such Written Instructions shall be given upon receipt by Optelecom of confirmation from the Scottish Life Assurance Society or other insurance company serving as a provider that the retirement benefit fund has Inland Revenue approval for deductibility from United Kingdom tax; provided that the Browns shall indemnify Paragon and hold it harmless with respect to any tax Paragon may incur with respect to the Retirement Amount.

         5. Terms of Escrow. For purposes of establishing the escrow, the parties intend that Optelecom and David A. Brown will deliver a letter to the Escrow Agent in substantially the form attached hereto as Exhibit A.

         IN WITNESS WHEREOF, the Browns have executed this Agreement, and Optelecom, Paragon and Modeledge have caused this Agreement to be executed by their respective duly authorized officers, as of December 12, 1997.


OPTELECOM, INC.                             PARAGON AUDIO VISUAL LIMITED



By /s/  Edmund D. Ludwig                      By /s/  David A. Brown
   ---------------------                         -------------------
   Edmund D. Ludwig                              David A. Brown
   President                                     Chairman



MODELEDGE LIMITED



By /s/  Peter H. Hawley
   --------------------
   Peter H. Hawley



/s/  David A. Brown
-----------------------
David A. Brown



/s/  Mark D. Brown
-----------------------
Mark D. Brown



/s/  Andrew S. Brown
-----------------------
Andrew S. Brown



/s/  Darren N. Brown
-----------------------
Darren N. Brown

                                     - 3 -
                                                                       EXHIBIT A

                               December 12, 1997

Duane, Morris & Heckscher LLP
One Liberty Place
Philadelphia, PA 19103-7396

                  Re: Reorganization Involving Optelecom, Inc.,
                    Paragon Audio Visual Limited, et al.
                    ----------------------------------------

Dear Sirs:

         In connection with a reorganization involving Optelecom, Inc., a Delaware Company (the "Company"), Paragon Audio Visual Limited, a United Kingdom Company ("Paragon") and David A. Brown, Mark D. Brown, Andrew S. Brown, Darren
N. Brown and Modeledge Limited, a United Kingdom company, and pursuant to
Section 1.04(b) of the Master Agreement by and among such parties dated December 12, 1997 and relating to such reorganization:

         (1) The Company hereby deposits with you, by wire transfer to the Duane, Morris & Heckscher Iolta Account, Account No. 2000073771872, First Union National Bank (ABA 031201467), the amount of US$272,000 (the "Deposit Amount"), to be held in such non-interest bearing account until receipt of instructions as provided below;

         (2) You are authorized and directed to disburse the Deposit Amount in accordance with and promptly following receipt of joint written instructions (by facsimile or otherwise) from the Company and either David A. Brown or Andrew S. Brown; and

         (3) In furtherance and not in limitation of any other provision of law which would limit your responsibilities as escrow agent, you shall be deemed to have and shall have the benefit of provisions identical to those set forth in
Section 4.01 of the Escrow Agreement of even date herewith by and among the Company, Paragon, the Browns and Modeledge.

                               Very truly yours,

                               /s/ Edmund D. Ludwig
                               -----------------------------
                               Edmund D. Ludwig
                               President and Chief Executive
                                 Officer, Optelecom, Inc.



                               /s/ David A. Brown
                               -----------------------------
                               David A. Brown